Exhibit 99.1

United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2007 RESULTS
     Dallas, Texas, January 29, 2008 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2007 results: Revenues in the fourth quarter 2007 increased to $30.6 million from $26.8 million in the prior year comparable quarter, an increase of $3.9 million, or 14.5%. Revenues from the Company’s lime and limestone operations in the fourth quarter 2007 increased $3.0 million, or 11.9%, to $28.1 million from $25.1 million in the comparable 2006 quarter, while revenues from its natural gas interests increased $912 thousand in the fourth quarter 2007, or 54.8%, to $2.6 million from $1.7 million in the comparable 2006 quarter. For full-year 2007, revenues increased to $125.2 million from $118.7 million in 2006, an increase of $6.5 million or 5.5%. Revenues from the Company’s lime and limestone operations in 2007 increased $2.5 million, or 2.2%, to $116.6 million from $114.1 million in 2006, while revenues from the Company’s natural gas interests in 2007 increased $4.1 million, or 89.4%, to $8.7 million from $4.6 million in 2006. The increase in lime and limestone revenues in the fourth quarter 2007 as compared to last year’s comparable quarter was driven primarily by average price increases for the Company’s lime and limestone products of approximately 7.6%, while the full-year 2007 increase in lime and limestone revenues as compared to 2006 was driven primarily by average price increases of approximately 6.1% and increased lime slurry sales resulting from the Company’s June 2006 acquisition of the assets of a lime slurry operation in the Dallas-Ft. Worth metroplex. These year-over-year increases were partially offset by lower pulverized limestone (“PLS”) sales due to the continuing reduced demand for roof shingles which began in fourth quarter 2006, a slow-down in steel industry production, continuing weakness in the housing construction markets and reduced construction demand for the Company’s lime products resulting from near record rainfalls in both Texas and Oklahoma during the second quarter 2007.
     The Company reported net income of $2.0 million ($0.32 per share diluted) in the fourth quarter 2007, compared to net income of $2.2 million ($0.34 per share diluted) in the fourth quarter 2006, a decrease of $117 thousand, or 5.4%. For 2007, the Company’s net income decreased by $2.3 million, or 17.8%, to $10.4 million ($1.65 per share diluted), compared to net income of $12.7 million for 2006 ($2.02 per share diluted). Net income for 2006 included a reduction of $550 thousand ($0.09 per share diluted) for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740 thousand, less $190 thousand income tax benefit), as required by EITF Issue No. 04-6.
     The Company’s gross profit was $5.9 million for the fourth quarter 2007, compared to $5.4 million for the comparable 2006 quarter, an increase of $553 thousand, or 10.3%. For full-year 2007, gross profit was $26.0 million, compared to $28.0 million for 2006, a decrease of $2.0 million, or 7.2%. Included in gross profit for the fourth quarter and full-year 2007 were $4.1 million and $20.0 million, respectively, from the Company’s lime and limestone operations, compared to $4.0 million and $24.5 million, respectively in the comparable 2006 periods. Gross profit for the fourth quarter and full-year 2007 included $1.8 million and $6.0 million, respectively, from natural gas interests, compared to $1.3 million and $3.5 million, respectively, in the comparable 2006 periods. The increase in fourth quarter 2007 gross profit compared to the comparable 2006 quarter primarily resulted from the increased revenues, mostly offset by increased energy costs, as well as additional depreciation, primarily for the third kiln project in Arkansas, which was completed in the first quarter 2007. In addition, to the negative factors impacting gross profit in the fourth quarter 2007, gross profit for the full-year 2007 was lower due to reduced PLS sales in 2007 compared to 2006.
     Interest expense in the fourth quarter 2007 increased to $1.0 million from $754 thousand in the fourth quarter 2006, an increase of $274 thousand, or 36.3%. Interest expense in 2007 increased to $4.3 million from $3.1 million in 2006, an increase of $1.2 million, or 38.0%. The increase in interest expense in the 2007 periods primarily resulted from the capitalization of approximately $363 thousand and $940 thousand of interest in the fourth quarter and full-year 2006, respectively, as part of the construction of the third kiln project, compared to $130 thousand of interest capitalized in 2007, none of which was in the fourth quarter

2007, and increased average outstanding debt in the first three quarters 2007. These increases were partially offset by reduced interest rates and, for the fourth quarter 2007 compared to the fourth quarter 2006, decreased average outstanding debt resulting from the repayment of approximately $5.6 million of debt that was outstanding at December 31, 2006.
     The Company’s natural gas interests consist of royalty and working interests in wells drilled under a lease agreement that covers the Company’s approximately 3,800 acres of land located in Johnson County, Texas in the Barnett Shale Formation. Pursuant to a drillsite agreement, the Company also has royalty and working interests in wells drilled under a lease covering approximately 538 acres of land contiguous to the Company’s Johnson County property. Production volumes from the Company’s natural gas interests for the fourth quarter 2007 totaled approximately 310 thousand MCF from sixteen wells, including one well that began production during the quarter, sold at an average price of approximately $8.31 per MCF, compared to approximately 202 thousand MCF from eight wells, sold at an average price of approximately $8.25 per MCF, in the comparable 2006 quarter. Production volumes for the full-year 2007 from natural gas interests totaled approximately 1.1 million MCF, sold at an average price of approximately $8.16 per MCF, compared to the full-year 2006 when approximately 601 thousand MCF was produced and sold at an average price of approximately $7.61 per MCF. Based on the ongoing drilling activity pursuant to both the lease agreement and the drillsite agreement, the Company expects that up to four additional wells will begin production during the first quarter 2008.
     “In the fourth quarter 2007, we were pleased to see an 11.9% increase in our lime and limestone revenues, and a 1.6% increase in gross profit from our lime and limestone operations, compared to last year’s fourth quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “During 2008, we expect that revenues and gross profits from our natural gas interests will continue to increase as more wells are drilled and begin producing.” Mr. Byrne concluded, “As for our lime and limestone operations during 2008, we continue to be concerned about the continuing weakness in the housing construction markets, as well as increased energy costs.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company serves markets in the Southwestern and South-Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation. The Company also owns natural gas interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
INCOME STATEMENTS
Revenues
Lime and limestone operations	$28,066	$25,087	$116,569	$114,113
Natural gas interests	2,576	1,664	8,667	4,577

Total	$30,642	$26,751	$125,236	$118,690

Gross profit	$5,930	$5,377	$26,016	$28,037
Operating profit	$3,768	$3,577	$18,372	$21,024
Interest expense	1,028	754	4,287	3,106
Other income, net	(113)	(27)	(254)	(222)

Net income before income taxes and cumulative effect of change in accounting principle	2,853	2,850	14,339	18,140
Income tax expense	815	695	3,893	4,889

Net income before cumulative effect of change in accounting principle	$2,038	$2,155	$10,446	$13,251

Cumulative effect of change in accounting principle, net of $190 income tax benefit (1)	—	—	—	(550)

Net income	$2,038	$2,155	$10,446	$12,701

Net income per share of common stock:

Basic before cumulative effect of change in accounting principle	$0.32	$0.35	$1.66	$2.15
Cumulative effect of change in accounting principle	—	—	—	(0.09)

	$0.32	$0.35	$1.66	$2.06

Diluted before cumulative effect of change in accounting principle	$0.32	$0.34	$1.65	$2.11
Cumulative effect of change in accounting principle	—	—	—	(0.09)

	$0.32	$0.34	$1.65	$2.02

Weighted average shares outstanding:
Basic	6,308	6,210	6,274	6,157
Diluted	6,341	6,294	6,333	6,285

	December 31,	December 31,
	2007	2006
BALANCE SHEETS
Assets:
Current assets	$25,331	$22,776
Property, plant and equipment, net	132,151	129,894
Other assets, net	745	1,498

Total assets	$158,227	$154,168

Liabilities and Stockholders’ Equity:
Current liabilities	$16,465	$18,739
Debt, excluding current installments	54,037	59,641
Deferred tax liabilities, net	3,280	1,481
Other liabilities	2,740	1,814
Stockholders’ equity	81,705	72,493

Total liabilities and stockholders’ equity	$158,227	$154,168

(1)	Reflects the write-off, as now required by EITF Issue No. 04-6, of $740 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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